Exhibit 10.1

Cigna Corporation

Cigna Long-Term Incentive Plan:  Strategic Performance Share Grant Agreement

Cigna Corporation (“Cigna”) has granted you the number of strategic performance shares set forth below in this Strategic Performance Share Grant Agreement (“Strategic Performance Share Grant” or “Grant”) under the Cigna Long-Term Incentive Plan (“Plan”).  The date of your Strategic Performance Share Grant (“Grant Date”) is also indicated below. The award is subject to the provisions of the Plan and the Terms and Conditions below.

You should carefully read all the terms and conditions of this Strategic Performance Share Grant and be sure you understand what they say and what your responsibilities and obligations are before you click on the ACCEPT button to acknowledge and agree to this Grant.

If you are not willing to agree to all of the Grant terms and conditions, do not accept the Grant and do not click the ACCEPT button for the Strategic Performance Share Grant Acknowledgment and Agreement.  If you do not accept the Grant, you will not receive the benefits of the Grant.

If you do click on the ACCEPT button, you are accepting and agreeing to all of the terms and conditions of this Strategic Performance Share Grant, which include, among other things, restrictive covenants such as non-competition, customer and employee non-solicitation and non-disclosure provisions and  litigation cooperation and intellectual property assignment and assistance provisions.

Participant:

Grant Type:

Plan Name:  Cigna Long-Term Incentive Plan

Grant Date:

Total Granted:

Grant Price:   (USD)

Vesting Schedule

Shares Granted	Approximate Vest Date

Please Note: The date shown in the Vesting Schedule chart above is not your actual vesting date.  It is an approximation of the expected vesting date and is provided due to systems requirements. In accordance with the Terms and Conditions of your Strategic Performance Share Grant, the actual vesting date will be determined by the People Resources Committee of the Board of Directors.

You should also read the Plan Document and Key Contacts and Reference Materials document (attached to the Plan) and indicate that you have done so and agree to the terms by checking the appropriate box in the online grant acceptance process.  The Key Contacts and Reference Materials document contains information on how to get important award information (such as the Plan Prospectus, Tax Considerations and Cigna’s Securities Transactions and Insider Trading Policy) and whom to contact if you have questions.

Please be aware that the Cigna Securities Transactions and Insider Trading Policy places restrictions on your transactions in Cigna securities and requires certain Cigna employees to obtain advance permission from the Corporate Secretary before executing transactions in Cigna securities.

If you have questions about your award, please contact Cigna Shareholder Services by email at shareholderservices@cigna.com or by phone at 215.761.3516.

Important Notice:  Strategic Performance Share Grant Acknowledgment and Agreement

By clicking on the ACCEPT button, I:

1.              Acknowledge and represent to Cigna that I have:

a.              received the Strategic Performance Grant;

b.            read and understand its terms and conditions, which include, among other things, restrictive covenants such as non-competition, customer and employee non-solicitation and non-disclosure provisions and litigation cooperation and intellectual property assignment and assistance provisions; and

c.               received answers to any questions I had about the Grant and its terms and conditions, including the restrictive covenants.

2.              Understand and agree that:

a.            Delaware law governs the interpretation and construction of the Grant; and

b.            any controversy or proceeding arising out of or relating to the restrictive covenants in the Grant will be brought exclusively before a federal or state court in the State of Delaware where venue is appropriate and that has subject matter jurisdiction (collectively, “Delaware Courts”).

3.              Consent to Delaware Courts exercising personal jurisdiction over me in any dispute about the restrictive covenants.

Scroll down for the TERMS AND CONDITIONS of the Strategic Performance Share Grant.

TERMS AND CONDITIONS OF YOUR [Year] GRANT

OF STRATEGIC PERFORMANCE SHARES

These Terms and Conditions are an important part of your grant of Strategic Performance Shares from Cigna Corporation (Cigna).  The terms of your Strategic Performance Share grant are in: (a) the electronic Strategic Performance Share Grant Agreement above, (b) these Terms and Conditions (including Schedule I), and (c) the Cigna Long-Term Incentive Plan (Plan).

Certain words in this document with first letters capitalized are defined in the Strategic Performance Share Grant Agreement above, these Terms and Conditions or Article 2 of the Plan.  This grant is void if you are not an employee of Cigna or a Subsidiary (a Cigna company) on the Grant Date.

1.                                    Strategic Performance Shares; Performance Period

Each Strategic Performance Share (Performance Share) represents a conditional right to receive one share of Cigna Common Stock (Share), subject to the performance, vesting and payment provisions described below. The Performance Period applicable to your award is January 1, [____] to December 31, [____] (the Performance Period).

2.                                    Restrictions

Performance Shares are subject to certain Restrictions from the Grant Date until the Payment Date described in paragraph 4.  The Restrictions are:

(a)                               You cannot sell or transfer the Performance Shares to anyone;

(b)                               Unless an exception applies (described in paragraph 4), you will forfeit (lose your right to) your unvested Performance Shares and all related rights immediately upon your Termination of Employment; and

(c)                                Of the Performance Shares awarded to you (Shares Awarded), the number of Performance Shares, if any, that you earn and for which you may receive payment (Shares Earned) is subject to the performance criteria described in Schedule I.

Article 10 of the Plan describes these Restrictions in more detail.  In addition to these Restrictions, you must also comply with all the terms and conditions of this grant, including those contained in this document.

3.            Performance Shares Earned

(a)                                 Schedule I specifies the performance criteria applicable to your Shares Awarded. Except as provided in paragraph 4, after the end of the Performance Period, the Committee shall determine whether and to what extent these performance criteria have been achieved for purposes of determining the Vesting Percentage applicable to your Performance Shares (Shares Earned Percentage).

(b)                                 Any Shares Awarded that are not Shares Earned after giving effect to the Committee’s determinations under this paragraph 3 shall terminate and become null and void immediately following such determinations.

4.                                      Eligibility for Payment

(a)                                 Except as described in paragraph 4(b) and subject to paragraph 4(c) and paragraph 3, the Restrictions on the Performance Shares will end (your Performance Shares will vest) on the Payment Date described in paragraph 5, but only if you remain continuously employed by a Cigna company until the Payment Date and comply with all the terms and conditions of this grant, including those contained in this document.

(b)                                 Notwithstanding paragraph 4(a) and subject to paragraph 4(c) and paragraph 3, if your Termination of Employment is before the Payment Date:

(1)                               Your Performance Shares will vest upon your Termination of Employment if it is Upon a Change of Control. If your Performance Shares vest under this paragraph 4(b)(1), the Shares Earned Percentage shall be the greatest of:

(a) 100%;

(b) The Shares Earned Percentage for the Performance period that ended immediately before your Termination upon a Change of Control; or

(c) The average of the Shares Earned Percentages established by the Committee for the last two Performance Periods that ended before your Termination upon a Change of Control.

Whether there is a Termination Upon a Change of Control for purposes of this Strategic Performance Share grant is determined by reference to a Change of Control (as defined in the Plan) of the entity issuing this grant (Cigna Corporation) and not by reference to a Change of Control of any predecessor entity of Cigna Corporation.

(2)                             Your Performance Shares will vest upon your Termination of Employment if it is due to your death. If your Performance Shares vest under this paragraph 4(b)(2), the Shares Earned Percentage shall be 100%.

(3)                               Your Performance Shares will vest upon your Termination of Employment if it is due to your Disability.

(4)                               Your Performance Shares may vest upon your Termination of Employment if it is due to your Early Retirement or Retirement and if the Committee or its designee (including Cigna’s Senior Human Resources Officer) approves the early vesting before your Termination of Employment.  If you want to be considered for early vesting when you retire, you must ask your manager or human resources representative far enough in advance of your retirement so there is time to process your request.

(c)                                You must comply in all respects with the terms and conditions of this grant, including those contained in these Terms and Conditions.

5.            Payment

(a)                                 Except as provided in paragraph 5(b), below, your vested Shares Earned under this grant will be paid in the year following the close of the Performance Period on the date within such year specified by the Committee (Payment Date).

(b)                                 Any Performance Shares that vest on account of your death will be paid during the 90 day period immediately following your death to your estate.

(c)                                  For each Share Earned that vests, Cigna will make payment by issuing one Share as of the Payment Date.  Until the Shares are issued to you, you will not be a Cigna shareholder, not have the right to vote the Shares, and not receive actual dividends.

6.                                    Taxes

Section 16.7 of the Plan shall apply to any tax withholding that may be required by law for Performance Shares or Shares.  Upon the vesting or payment of any Performance Share, Cigna reserves the right to withhold enough newly-issued Shares to cover all or part of any applicable tax withholding.

7.                                    Book-Entry Shares; Sale of Shares

(a)                                 Upon payment of the Shares as described in paragraph 5, Cigna (or a custodian appointed by Cigna) will hold your Shares in book-entry form in a Stock Account.  That is, a record of your Share ownership will be kept electronically, and you will not risk losing any Share certificates. A certificate for vested Shares will be issued to you only if you ask for one, but not if you have engaged in a Violation (described in paragraph 8(c)).

(b)                                 You may generally sell or transfer the Shares at any time, but your right to sell the Shares may be limited by Cigna.  This right is subject to the terms of Cigna’s Securities Transactions and Insider Trading Policy, and Cigna reserves the right, for any reason at any time, to suspend or delay action on any request you make to sell the Shares.

8.                                    Conditions of Grant

(a)                                 By accepting the grant, you are agreeing:

(1)                                 to the Inventions provision in paragraph 8(b);

(2)                                to notify Cigna if you accept an offer to perform services for any individual or entity while you are subject to the non-competition restriction in paragraph 8(c)(2) below.  Such notice shall be provided by email to Cigna Shareholder Services (shareholderservices@Cigna.com) within 10 days of your acceptance of the offer and shall identify the individual or entity and your anticipated start date;

(3)                                 to disclose the terms of the Promises (including, without limitation, your obligations related to non-solicitation and non-competition below) and the consequences of a Violation to any individual or entity for whom you perform services during the 12 month period immediately following your Termination of Employment; and

(4)                                 not to engage in any Violation described in paragraph 8(c)

You understand and agree that the conditions of grant set forth in this paragraph 8(a) are a material part of the inducement for Cigna’s granting you the Performance Shares and essential pre-conditions to your eligibility to exercise any rights associated with the grant and retain any benefit from the vesting of the Performance Shares and issuance of the Shares.

(b)                               Inventions

(1)           You hereby assign and promise to assign to Cigna companies or their designee, all your right, title, and interest in and to any and all current and future Inventions.  You acknowledge that all original works of authorship which you make (whether alone or jointly with others) within the scope of your Cigna company employment and which are protectable by copyright are “works made for hire,” as defined in the United States Copyright Act.

(2)           You agree to (i) maintain and make available adequate current records, including electronic records, notes, sketches and drawings, of all Inventions you make, and (ii) disclose such Inventions in writing upon request. These records will remain the property of Cigna companies.

(3)           If in the course of your Cigna company employment, you incorporate a Prior Invention into any Cigna company work product, you grant Cigna companies a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to use the Prior

Invention as part of or in connection with the work product. Within 45 days after the date of this grant, you agree to notify Cigna Shareholder Services (shareholderservices@Cigna.com) of any Prior Inventions that you are not assigning under this paragraph 8(b).

(4)           “Inventions” means any and all inventions, original works of authorship, developments, concepts, sales methods, improvements, trade secrets, or similar intellectual property, whether or not patentable or registrable under copyright or similar laws, that relate to any Cigna company’s current or proposed business, work products or research and development which you have or will solely or jointly conceive, develop, reduce to practice, or fix during your Cigna company employment.

(5)           “Prior Inventions” means all inventions, original works of authorship, developments, concepts, sales methods, improvements, trade secrets or similar intellectual property, whether or not patentable or registrable under copyright or similar laws, that relate to any Cigna company’s current or proposed business, work products or research and development which you conceived, developed, reduced to practice or fixed before your Cigna company employment and which belong to you.

(c)                                Violation

You will engage in a “Violation” if, directly or indirectly, you engage in any willful misconduct as described in paragraph 8(c)(1) below or you break any of the “Promises”.

“Promises” means the promises contained in paragraphs 8(c)(2) through (7) below (the “Grant Agreement Promises”); provided, however, if you entered into any currently effective agreement with a Cigna company prior to the Grant Date (not including any previous equity grants made to you under the Plan) that addresses the same topic covered by any of the Grant Agreement Promises (including, but not limited to those relating to non-competition, non-solicitation of employees, non-solicitation of customers, confidential information, cooperation, and assistance with patent and copyright registrations) (a “Prior Agreement”),  then “Promises” shall mean the relevant terms of the Prior Agreement with respect to such topic (the “Prior Agreement Promises”) and a “Violation” will be determined by reference to the Prior Agreement Promises by Cigna in is sole discretion.  Notwithstanding the foregoing, if the Prior Agreement Promises  are limited to a specific Cigna company, business line, function or role, and you perform services for a different Cigna company or business line or are in a different  function or role, or if you have broader enterprise wide responsibilities from the time you entered into the Prior Agreement, then the Grant Agreement Promises shall apply with respect to such topic and a “Violation” will be determined by reference to the Grant Agreement Promises by Cigna in is sole discretion.

(1)           Willful Misconduct:

(A)                             You have a Termination of Employment initiated by a Cigna company because you engaged in conduct that constitutes a gross violation of Cigna’s Code of Ethics and Principles of Conduct or other employment policies.

(B)                             You do anything else while an employee of any Cigna company that is not discovered by the company until after your Termination of Employment and that would, if you had still been employed at the time of the discovery, be reason for your Termination of Employment for willful misconduct, as described above.

(2)                                 Promise Not To Compete against Cigna Companies:

(A)                             If you are in an executive employee role (as classified and determined by Cigna) on your Termination of Employment date:

You Promise not to become employed by, work as a consultant or independent contractor for, or in any way render services or assistance to any Cigna Competitor (defined in paragraph 8(c)(2)(C) below) at any time during the period that starts on the Grant Date and ends 12 months after your Termination of Employment.

You acknowledge and agree that:

(i)                                 Cigna’s business competes on a global basis;

(ii)                              Cigna’s sales and marketing plans are for continued expansion throughout the United States of America and globally;

(iii)                           You have had access to and received Confidential Information (described in paragraph 8(c)(5)(B) below); and

(iv)                          The time restrictions and global nature of this non-competition restriction are reasonable and necessary to protect Cigna’s business and Confidential Information.

(B)                               If you are not in an executive employee role (as classified and determined by Cigna) on your Termination of Employment date:

You Promise not to become employed by, work as a consultant or independent contractor for, or in any way render services or assistance to any Cigna Competitor (defined in paragraph 8(c)(2)(C) below) at any time during the period that starts on the Grant Date and ends 12 months after your Termination of Employment, if that work is similar to, and within the same geographic area as, the work you performed, or for which you had responsibility, at any Cigna company at any time during the six-month period that ends on your Termination of Employment date.

For example:

(i)                                   If you are a sales employee and your sales territory at any time during your last six months of Cigna company employment is Pennsylvania, New Jersey, and New York, this paragraph 8(c)(2)(B) would apply to you only if you work in a sales position for a Cigna Competitor and only to the extent your new sales territory is Pennsylvania, New Jersey, and/or New York;

(ii)                                If you are an underwriter with nationwide responsibilities at any time during your last six months of Cigna company employment, and you seek a job with a Cigna Competitor as an underwriter, the restrictions in paragraph 8(c)(2)(B) would be nationwide in scope; or

(iii)                             If you work in a particular division or segment of Cigna, you would not be permitted to work in a similar division or segment for a Cigna Competitor where the work you are expected to perform for the competitor is similar to the work you performed for any Cigna company.

You acknowledge and agree that you have had access to and received Confidential Information (described in paragraph 8(c)(5)(B) below) and the above time and geographic restrictions are reasonable and necessary to protect Cigna’s business and Confidential Information.

(C)                               “Cigna Competitor” means any business that competes directly or indirectly with any Cigna company’s product or service.

(D)         The Promise in paragraph 7(c)(2) not to compete against Cigna companies after  Termination of Employment will not apply and Cigna will not enforce it with respect to Cigna company employment (i) in California or (ii) in the case of a Termination of Employment initiated by the Company or a successor other than a Termination for Cause, in Massachusetts.

(3)                                 Promise Not To Solicit or Hire Cigna Company Employees:

(A)                               You Promise that, at any time during your Cigna company employment and the period that ends 12 months after your Termination of Employment, you will not:

(i)                                   Solicit any employee of any Cigna company to terminate his/her employment with, or otherwise cease his/her relationship, contractual or otherwise, with that Cigna company; or

(ii)                                Hire any Cigna company employee.

(B)                               This paragraph 8(c)(3) will not apply to applications for employment submitted voluntarily by any Cigna employee, in response to a general advertisement or otherwise, so long as neither you, nor anyone acting on your behalf or in response to information provided by you, otherwise Solicits the employees to leave Cigna.

(C)                               To “Solicit” means to entice, encourage, persuade, or solicit, or to attempt to entice, encourage, persuade or solicit.

(D)         The Promise in paragraph 8(c)(3) not to solicit Cigna company employees after Termination of Employment will not apply and Cigna will not enforce it with respect to Cigna company employment in California unless the activity involves the use of Confidential Information.

(4)                                 Promise Not To Solicit Cigna Company Customers:

(A)                               You Promise that, at any time during your Cigna company employment and the period that ends 12 months after your Termination of Employment, you will not:

(i)          Solicit any Cigna company customer to end an existing relationship, contractual or otherwise, with that Cigna company;

(ii)         Solicit any Cigna company customer to reduce the volume of their business dealings with Cigna; or

(iii)         Solicit any potential Cigna company customer to enter into any business arrangements with you or any business which you may become employed by, or affiliated in any way with, after leaving any Cigna company, if such business arrangements would compete in any way with any business that Cigna company has conducted, or has been planning to conduct, during the 12-month period ending on the date of the Violation.

(B)         The Promise in paragraph 8(c)(4)(A) above applies only to a customer or potential customer with whom you had any Material Contact while employed by any Cigna company.  “Material Contact” means you:

(i)                                   Had business dealings with the customer on behalf of any Cigna company within the three-year period ending on the date of the Solicitation;

(ii)                                Were responsible for supervising or coordinating the dealings between any Cigna company and the customer or potential customer any time during the three-year period ending on the date of the Solicitation; or

(iii)                             Obtained, at any time, trade secrets or confidential information about a customer or potential customer with whom you had contact as a result of your employment by any Cigna company.

(C)         “Solicit” is defined in paragraph 8(c)(3)(C).

(D)         The Promise in paragraph 8(c)(4) not to solicit Cigna company customers after Termination of Employment will not apply and Cigna will not enforce it with respect to Cigna company employment in California unless the activity involves the use of Confidential Information.

(5)                                 Promise Not To Disclose Cigna Companies’ Confidential Information:

(A)                             You Promise not to disclose any Confidential Information to any third-party at any time, whether during or after your employment, without the prior written consent of Cigna (except to the extent required by an order of a court having competent jurisdiction or a properly issued subpoena) unless that Confidential Information was previously disclosed publicly by Cigna or has become public knowledge (other than by your disclosure). Nothing in this Confidentiality provision prohibits you or your counsel from initiating communications directly with, or responding to any inquiry from, or providing testimony before any self-regulatory organization or any state or federal regulatory authority.  In the event that you are required to disclose Confidential Information pursuant to a subpoena or other law or regulation, you shall notify Cigna promptly upon learning that you have been subpoenaed or are otherwise required or compelled to divulge Confidential Information.

(B)                             The foregoing notwithstanding and in accordance with 18 USC Section 1833(b), you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any Confidential Information that is a trade secret that is made: (i) confidentially to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  If you file a lawsuit for retaliation by Cigna for reporting a suspected violation of law, you may disclose such trade secret to your attorney and use the trade secret information in related court proceedings, provided that you file any document containing the trade secret information under seal and do not disclose the trade secret, except pursuant to court order.

(C)                             “Confidential Information” means any Cigna company trade secrets, confidential information, or proprietary materials, including but not limited to customer lists, financial records, marketing plans and sales plans.

(6)                                 Promise to Cooperate With Cigna in Investigations or Litigation:

(A)                             You Promise that, at any time after your Termination of Employment, you will cooperate with Cigna in (i) all investigations of any kind, (ii) helping to prepare and review documents and meeting with Cigna attorneys, and (iii) providing truthful testimony as a witness or a declarant during discovery and/or trial in connection with any present or future court, administrative, agency, or arbitration proceeding involving any Cigna company and with respect to which you have relevant information.

(B)                             Cigna agrees that it will reimburse you, upon production of appropriate receipts and in accordance with Cigna’s then existing Business Travel Reimbursement Policy, the reasonable business expenses (including air transportation, hotel, and similar expenses) incurred by you in connection with such assistance.  You must present to Cigna for reimbursement all receipts for those expenses within 45 days after you incur the expenses.

(7)                                 Promise to Assist with Patent and Copyright Registrations:

(A)                             You Promise that, during your Cigna company employment and after your Termination of Employment, you will assist Cigna companies, should they request and at Cigna’s expense, to secure their rights (including any copyrights, patents, trademarks or other intellectual property rights) in or relating to the Inventions in any and all countries, including by:

(i)          disclosing to Cigna Companies all pertinent information and data; and

(ii)          executing all applications, assignments or other instruments necessary to apply for and obtain these rights and assign them to Cigna companies.

(d)                                 (1)                               If you were an Executive Officer (subject to the requirements of Section 16(a) of the Exchange Act) at any time during the 24-month period before the date of the Violation, the People Resources Committee will determine whether you engaged in a Violation and will have the sole discretion to waive your obligation to make all or any part of the Payment (described in paragraph 9) and to impose conditions on any waiver.

(2)                               Otherwise, Cigna’s Senior Human Resources Officer, or his or her designee, will determine whether you engaged in a Violation and will have the sole discretion to waive your obligation to make all or any part of the Payment and to impose conditions on any waiver.

(3)                               Determinations of the People Resources Committee, Cigna’s Senior Human Resources Officer, or his or her designee, will be final and binding on all parties.

9.             Consequences of a Violation: Payment to Cigna

Important: This paragraph 9 is not Cigna’s only remedy for a Violation.  Cigna may seek any additional legal or equitable remedy, including an injunction described in paragraph 10, for a Violation.

(a)                                 If you engage in any Violation at any time:

(1)           You will immediately forfeit all unvested Performance Shares; and

(2)           No payment will be made for any Performance Shares that have vested under paragraph 4(b) if the Violation occurs before the Payment Date.

(b)                                 You must immediately make the Payment described in paragraph 9(c) to Cigna in the manner described in paragraph 9(d) if:

(1)                               You engage in a Violation described in paragraph 8(c)(2) (compete against Cigna), 8(c)(3) (Solicit or hire Cigna employees) or 8(c)(4) (Solicit Cigna customers), either while you are a Cigna company employee or within 12 months after your Termination of Employment; or

(2)                               You engage in a Violation described in paragraph 8(c)(1) (willful misconduct), 8(c)(5) (disclose Confidential Information), 8(c)(6) (fail to cooperate) or 8(c)(7) (fail to assist) at any time.

(c)                                  “Payment” is the value you realize from any Performance Shares that are paid under paragraph 5 during the 12-month period ending on the date of the Violation.  The Payment will equal:

(1)                                 The number of Performance Shares that are paid during that 12-month period;

multiplied by

(2)                                 The Fair Market Value of the Shares issued on the Payment Date for those Performance Shares;

plus

(3)                               The total amount of all actual dividends, if any, paid to you on those Shares through the date of the Payment described in paragraph 9(d).

(d)                               Cigna will recover the Payment from you by any means permitted by applicable law, at the sole discretion of Cigna management, including but not limited to any or all of the following methods:

(1)                                 If you have any Shares in a Stock Account or in any other account in book-entry form when a Violation occurs, Cigna will take back from you the whole number of Shares that has a total Fair Market Value as of the date of the Violation up to, but not more than, the Payment amount.

(2)                                 Cigna will, to the extent permitted by applicable law, reduce:

(A)                             The amount of any payments that any Cigna company owes you for any reason (including without limit any payments owed to you under any nonqualified retirement, deferred compensation or other plan or arrangement) by

(B)                             The Payment amount.

This reduction will not occur until the date a future payment to you is due.

(3)                                 Cigna will send you a written notice and demand for all or part of any Payment amount.  Within 30 days after you receive that notice and demand, you must make the Payment to Cigna.

10.          Consequences of a Violation: Injunction

You agree that:

(a)                               Cigna will be entitled to ask a court of competent jurisdiction to issue an order (an injunction) that requires you to take action and/or that prohibits you from taking action, as needed to ensure that you keep all of the Promises described in paragraph 8(c)(2) through (7), and Cigna will not be required to post a bond in order to seek or obtain the injunction;

(b)                               Any breach or threatened breach of any of the Promises would cause irreparable injury to Cigna, and monetary damages alone would not provide an adequate remedy; and

(c)                                The remedies described in paragraph 10(a) are in addition to any other rights and remedies Cigna may have at law or in equity.

11.                               Consequences of a Violation: Designation of Cigna as Agent and Attorney-in-Fact for Inventions

You agree that:

(a)                                 If Cigna Companies are unable to obtain your signature on any instruments needed to secure their rights in or relating to the Inventions pursuant to paragraph 8(c)(7)(A); then

(b)                               You hereby appoint Cigna companies and their duly authorized officers as your agents and attorneys in fact to act for and on your behalf to execute and file any documents and take other actions as may be necessary for Cigna companies to secure those rights.

12.                               Agreeing to Assume Risks

Cigna, its stock plan administrator and its transfer agent will try to process your stock transaction requests in a timely manner; however, Cigna makes no promises or guarantees to you relating to the market price of the Shares or to the time it may take to act on your request to sell the Shares or deliver stock certificates.  By accepting this Strategic Performance Share grant:

(a)                                 You acknowledge that the action you request may not be completed until several days (or in the case of delivery of stock certificates, several weeks) after you submit it.

(b)                                 You agree to assume the risks, including the risk that the market price of the Shares may change, related to delays described in paragraph 12(a):

(1)         Between the time you ask for any Shares to be sold and the time your Shares are actually sold; and

(2)         Between the time you ask for stock certificates to be delivered to you or your broker and the time the certificates are delivered.

13.          Applicable Law

You understand and agree that:

(a)                                 The terms and conditions of this Strategic Performance Share grant (including any Violation and the consequences of any Violation) and all determinations made under the Strategic Performance Share Grant Agreement, the Plan, and these Terms and Conditions will be interpreted under the laws of the State of Delaware, without regard to its conflict of laws rule;

(b)                                 Any action by you or Cigna seeking emergency, temporary or permanent injunctive relief will be resolved exclusively in a federal or state court in the State of Delaware where venue is appropriate and that has subject matter jurisdiction over the dispute (collectively, “Delaware Courts”);

(c)                                  Delaware is a convenient forum for resolving any action by you or Cigna seeking emergency, temporary or permanent injunctive relief; and

(d)                                 You and Cigna consent to the exercise of personal jurisdiction over the parties by a Delaware Court in any action by you or Cigna seeking emergency, temporary or permanent injunctive relief.

14.          Arbitration

You agree and understand that:

(a)                                 Except as provided in paragraph 13, any dispute over any of the terms and conditions that apply to this Strategic Performance Share grant will be resolved exclusively under the Cigna Employment Dispute Arbitration Policy and its Rules and Procedures as may be in effect when the dispute arises;

(b)                                 You are waiving your right to have those disputes decided by a judge or jury in a court of law, and instead you are agreeing to submit those disputes exclusively to mandatory and binding final arbitration; and

(c)                                While you or Cigna may seek emergency, temporary or permanent injunctive relief from a court in accordance with applicable law, after the court has issued a decision about that relief, you and Cigna will submit the dispute to final and binding arbitration under the Cigna Employment Dispute Arbitration Policy pursuant to this paragraph 14.

15.          Miscellaneous

(a)                                 If a court of competent jurisdiction determines that any provision of these Terms and Conditions is unenforceable as written, that provision will be enforceable to the maximum extent permitted by law and will be reformed by the court to make the provision enforceable in accordance with Cigna’s intent and applicable law.

(b)                                 Cigna’s failure to enforce any provision of this Strategic Performance Share grant will not be interpreted as a waiver of its right to enforce that provision in the future.

16.                               Acceptance

If you disagree with any of these Terms and Conditions, including those in paragraphs 8, 9, 10 and 11 YOU MUST NOT ACCEPT THE STRATEGIC PERFORMANCE SHARE GRANT.  If you sign the Strategic Performance Share grant, or acknowledge your acceptance electronically or otherwise, you will be:

(a)                                 Agreeing to all the terms and conditions of the Strategic Performance Share grant including the Inventions provision in paragraph 8(b) and the Promises in paragraph 8(c);

(b)                                 Warranting and representing to Cigna that you are, and will remain, in full compliance with those terms and conditions;

(c)                                  Authorizing Cigna to recover the Payment described in paragraph 9 and seek an injunction described in paragraph 10, if you engage in a Violation; and

(d)                                 Appointing Cigna as your agent and attorney-in-fact to secure rights with respect to Inventions if unable to obtain your signature as described in paragraph 11.

[Year] US SPS Grant Agreement including Terms and Conditions